ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED DECEMBER 4, 2019 AND

THE PROSPECTUS DATED SEPTEMBER 7, 2018)

REGISTRATION NO. 333-227244

DECEMBER 11, 2019

AFLAC INCORPORATED

¥12,600,000,000 0.500% SENIOR NOTES DUE 2029

¥9,300,000,000 0.843% SENIOR NOTES DUE 2031

¥9,800,000,000 0.934% SENIOR NOTES DUE 2034

¥6,300,000,000 1.122% SENIOR NOTES DUE 2039

FINAL TERM SHEET

Dated December 11, 2019

Issuer:	Aflac Incorporated

Securities:	0.500% Senior Notes due 2029 (the “2029 Notes”) 0.843% Senior Notes due 2031 (the “2031 Notes”) 0.934% Senior Notes due 2034 (the “2034 Notes”) 1.122% Senior Notes due 2039 (the “2039 Notes”)

Ratings (Moody’s / S&P / R&I)*:	A3 (stable) / A- (stable) / A (stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	December 11, 2019

Settlement Date (T+4)**:	December 17, 2019

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs International, Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.

Passive Book-Running Manager:	Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Suisse Securities (Europe) Limited, Drexel Hamilton, LLC, J.P. Morgan Securities plc, Merrill Lynch International, PNC Capital Markets LLC

Principal Amount:	¥12,600,000,000 (2029 Notes) ¥9,300,000,000 (2031 Notes) ¥9,800,000,000 (2034 Notes) ¥6,300,000,000 (2039 Notes)

Underwriting Discount:	0.450% (2029 Notes) 0.500% (2031 Notes) 0.600% (2034 Notes) 0.700% (2039 Notes)

Maturity Date:	December 17, 2029 (2029 Notes)

December 17, 2031 (2031 Notes) December 15, 2034 (2034 Notes) December 16, 2039 (2039 Notes)

Coupon:	0.500% (2029 Notes) 0.843% (2031 Notes) 0.934% (2034 Notes) 1.122% (2039 Notes)

Reference Rate:

0.213% (equivalent to 12-year Swap Offered Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2031 Notes)

0.284% (equivalent to 15-year Swap Offered Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2034 Notes)

0.372% (equivalent to 20-year Swap Offered Rate on Bloomberg “GDCO 157” rounded up to three decimal places) (2039 Notes)

Spread to Reference Rate:	+ 63 bps (2031 Notes) + 65 bps (2034 Notes) + 75 bps (2039 Notes)

Yield to Maturity:	0.500% (2029 Notes) 0.843% (2031 Notes) 0.934% (2034 Notes) 1.122% (2039 Notes)

Public Offering Price:	100.0% of principal amount (2029 Notes, 2031 Notes, 2034 Notes, 2039 Notes)

Proceeds, Before Expenses:	¥37,793,900,000

Interest Payment Dates:

Semi-annually in arrears on June 17 and December 17, commencing on June 17, 2020 for the 2029 Notes

Semi-annually in arrears on June 17 and December 17, commencing on June 17, 2020 for the 2031 Notes

Semi-annually in arrears on June 17 and December 17, commencing on June 17, 2020 for the 2034 Notes, except that the final interest payment date in 2034 shall be the maturity date

Semi-annually in arrears on June 17 and December 17, commencing on June 17, 2020 for the 2039 Notes, except that the final interest payment date in 2039 shall be the maturity date

Record Dates:	June 3 and December 3 of each year

Par Call:	On or after June 17, 2029 (2029 Notes) On or after June 17, 2031 (2031 Notes) On or after June 15, 2034 (2034 Notes) On or after June 16, 2039 (2039 Notes)

Day Count:	30/360

Business Day Centers:	New York, London, Tokyo

Governing Law:	New York

CUSIP/ISIN/Common Code:

001055 AZ5 / XS2093568561 / 209356856 (2029 Notes)

001055 BA9 / XS2093568645 / 209356864 (2031 Notes)

001055 BB7 / XS2093568991 / 209356899 (2034 Notes)

001055 BC5 / XS2093569023 / 209356902 (2039 Notes)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the notes will be made to investors on or about December 17, 2019, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before December 17, 2019 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman Sachs International toll-free at 1-866-471-2526, Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

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